EXHIBIT 23.3

Consent of Cawley Gillespie & Associates, Inc. Petroleum Engineers

     As independent petroleum engineers, Cawley Gillespie & Associates, Inc. Petroleum Engineers hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Magnum Hunter Resources, Inc. (the “Company”) of all references to our reports and our firm included in or made part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. This registration statement on Form S-3 is to be filed on or about April 6, 2004.

/s/ Cawley, Gillespie & Assoc., Inc.

Cawley Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas
April 5, 2004